OFFICE LEASE
BRIDEN BUSINESS SERVICES, INC.
1515 E. TROPICANA AVENUE
SUITE 710
LAS VEGAS, NEVADA 89119
(702) 798-5900

This lease is made this 27th day of December 2006 between **BRIDEN BUSINESS SERVICES, INC.** as Landlord and **CARTOON ACQUISTION, INC.** as Tenant.

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord certain space for the purpose of conducting Tenant's business, together with all rights to utilize common areas and the right to receive certain services provided by Landlord.

1. Location: Briden Business Services, Inc., 1515 East Tropicana Avenue Suite 710, Las Vegas, Nevada 89119

2. Lease Space: **SUITE 710**

3. Authorized Use: Corporate Business Office

4. Terms of Lease: **MONTH to MONTH**

   Landlord or Tenant may terminate this lease agreement at any time by giving the other a 30-day notice in writing

5. Space Rent (inclusive of all services described in paragraph 9 below provided by Landlord) is $60 per month including furnishings as is.

6. Security Deposit: **N/A**

Security deposit is not a prepayment of rent but a deposit held by the landlord to cover: (A) Delinquent rental payments and (B) Any other amounts due landlord at the termination of this lease agreement. **TENANT IS REQUIRED TO GIVE THIRTY (30) DAY ADVANCE NOTICE OF INTENT TO VACATE IN WRITING. TENANT WILL BE LIABLE FOR RENT ACCRUING DURING THIS 30 DAY ADVANCE NOTICE PERIOD.** The balance of any remaining security deposit will be refunded to tenant, upon request, provided tenant has complied with the 30 day advance notice requirement, and has not been in default under provisions of paragraph 7, and after deducting the following:

1) Any unpaid rent due, including rent due for the 30 day advance written notice period.
2) Any other charges due landlord, including but not limited to office services.
3) Cost of necessary repairs to premises and/or furniture due to acts by tenant.
4) Cost of replacement of missing furniture or other personal property of landlord, a schedule of which is attached. Cost of cleaning, painting & repairs to restore premises and furnishings to their original condition at beginning of occupancy.

7. Rent is due on the **1ST day** of every month beginning ~~January 1, 2007~~ February 1, 2007. Any failure by Tenant to pay the rent or any other amount required to be paid hereunder within five days of due date, the abandonment or vacation of the Leased Space by Tenant, or any failure to observe or perform other provisions of this Lease to be performed by Tenant is an event of default hereunder resulting in the forfeiture of any and all security deposits. In the event amounts due Landlord become 20 days past due, Landlord will notify tenant in writing of such event and demand payment within 10 days. If tenant does not make payment within 10 days after notification, Tenant is in default hereunder and agrees to vacate space and return leased space to Landlord. Landlord shall also have all remedies afforded Landlord by law and equity, including summary ejectment procedures. Any rent, charge, fee or other monies owed by Tenant to Landlord is "rent" for the purposes of this Lease. Landlord shall also have the right of summary self-help, including locking Tenant out, disconnecting all services, seizure and sale of Tenant's property situated upon the premises, and removal and storage of Tenant's property situated upon the premises, and removal and storage of Tenant's property at Tenant's expense.

8. Tenant agrees to:
   - (a) Pay rent and all other charges specified herein on or before due date.
   - (b) Pay a late charge of 10% of the unpaid balance of rent and other charges if payment is not made by the fifth calendar day after due date.
   - (c) Pay a handling charge of $25.00 for each returned check.
   - (d) Pay all charges for telephone installation or changes in service pertaining to Sprint or any other telephone company.

9. Services and uses provided by Landlord and included in monthly rent:
   - (a) Exclusive right to occupy the sub-leased space.
   - (b) Non-exclusive right to utilize common areas including reception area, breakroom, hallways, and walkways.
   - (c) Utilities.
   - (d) Janitorial Services.
   - (e) Mail sorting and placement of mail in Tenant's mailbox.
   - (f) At least one telephone jack in leased space.

10. The following additional services are available to Tenant, for which a separate charge shall be made. Landlord reserves the right to modify these charges at any time:

(a)	Sign identification	10.00 per sign
(b)	Key deposit (refundable)	5.00 per key

11. Tenant may obtain and keep in force insurance covering Tenant's personal and business property and against liability for acts by Tenant, its employees and invites. Landlord is not responsible for any loss of Tenant's property due to fire, theft, mysterious disappearance or any other casualty and is not responsible for any liability for acts by Tenant.

12. Tenant or any guest of tenant may not do any of the following: (a) utilize space for anything but the Authorized use (para 3); (b) make any alterations, changes or repairs to the common area or the Leased Space; (c) assign or re-sublet to anyone unless approved by Landlord in writing in advance; (d) operate or utilize any machine or device which results in excessive use of utilities; violate the non-smoking rules of the suites; and disturb other tenants or interfere with their quiet enjoyment of their own premises; (e) permit pets on premises; (f) permit children or other individuals who are not tenants to stay on premises during normal working hours.

13. Tenant hereby agrees to: (a) comply with the law and obey building rules and regulations applicable to Tenant's usage of the common area or leased Space; (b) indemnify the Landlord against any damage, injury or liability which arises out of Tenant's use of the common area or Leased Space and provide Landlord with proof of the ability to so indemnify; repair or make whole any damage which Tenant causes about the common area or Leased Space; waive any and all rights of subjugation against Landlord; (c) vacate the Leased Space upon expiration of this Lease and not holdover unless Landlord so permits in writing in advance; (d) pay to Landlord all monies due or vacate the leased space within 5 days of the date Tenant was served a "5 Day Notice to Pay Rent or Quit"; (e) vacate the Leased Space upon five (5) days written notice from Landlord if Tenant is adjudicate a bankrupt or Tenant files or has filed against it any bankruptcy or receivership proceedings or and other similar proceedings; (f) permit Landlord enter the Leased Space without prior appointment for all legitimate business reasons; (g) honor this lease if Landlord sells the business or assigns the Lease to such purchaser or assignee.

14. Additional provisions of this Lease Agreement:
None

IN WITNESS WHEREOF, the parties hereto have entered into this Lease Agreement as of the day and year first written above:

LANDLORD:
BRIDEN BUSINESS SERVICES, INC.

[signature]

Brian Winton, President

Date: 2/13/07

TENANT:
CARTOON ACQUISTION, INC.

[signature]

Randy Hudson

Date: February 7, 2007

PO Box 202
Wyoming, NY 14591

585 495-6914